Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER RESULTS

SAN FRANCISCO – November 21, 2019 – Gap Inc. (NYSE: GPS) today reported diluted earnings per share of $0.37 on a reported basis, and $0.53 on an adjusted basis, excluding costs associated with the company’s planned separation, and costs related to the previously announced specialty fleet restructuring. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

“We are not pleased with the third quarter results and are focused on aggressively addressing the operational issues that are hindering the performance of our brands,” said Robert J. Fisher, Gap Inc. interim president and chief executive officer. “We continue to make progress against our separation plans, which will provide improved focus and a further catalyst for transformation.”

Third Quarter 2019 Comparable Sales Results
The company’s third quarter fiscal year 2019 comparable sales were down 4% versus flat last year. Comparable sales by global brand for the third quarter were as follows:

•	Old Navy Global: negative 4% versus positive 4% last year

•	Gap Global: negative 7% versus negative 7% last year

•	Banana Republic Global: negative 3% versus positive 2% last year

For the third quarter ended November 2, 2019:

•	Net sales were $4.0 billion, a decrease of 2% compared with last year.

◦	The translation of foreign currencies into U.S. dollars negatively impacted the company’s net sales for the third quarter of fiscal year 2019 by about $12 million.[1]

◦	Third quarter net sales details appear in the tables at the end of this press release.

•	Gross profit was $1.56 billion, a decrease of 4% compared with last year.

•	Gross margin was 39.0%, a decrease of 70 basis points compared with last year.

•
Operating margin was 5.5%, a decrease of 340 basis points compared with last year. Adjusted operating margin was 7.5%, a decrease of 140 basis points compared with last year. Please see the reconciliation of adjusted operating margin, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

•
The effective tax rate was 33.0% for the third quarter of fiscal year 2019. The third quarter effective tax rate reflects non-cash tax impacts related to restructuring charges incurred in the quarter, which resulted in an increase to the effective tax rate of approximately 2 percentage points.

•
Diluted earnings per share were $0.37 compared with $0.69 last year. Adjusted diluted earnings per share were $0.53 for the third quarter of fiscal year 2019. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

____________________________________________
1 The translation impact on net sales is calculated by applying foreign exchange rates applicable for the third quarter of fiscal year 2019 to net sales for the third quarter of fiscal year 2018. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

•
The company ended the third quarter of fiscal year 2019 with $2.72 billion in merchandise inventory, up about 2% year over year. The company noted that about three points of the increase in merchandise inventory was driven by the acquisition of Janie and Jack, which occurred in the first quarter of fiscal year 2019, net store growth year over year, and tariffs.

•	During the quarter, the company repurchased 2.9 million shares for $50 million and ended the third quarter of fiscal year 2019 with 373 million shares outstanding.

•
The company paid a dividend of $0.2425 per share during the third quarter of fiscal year 2019. In addition, on November 14, 2019, the company announced that its Board of Directors authorized a fourth quarter dividend of $0.2425 per share.

The company ended the third quarter of fiscal year 2019 with $1.1 billion in cash, cash equivalents, and short-term investments. Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $5 million compared with $57 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Fiscal year-to-date 2019 capital expenditures were $523 million.

The company ended the third quarter of fiscal year 2019 with 3,938 store locations in 44 countries, of which 3,396 were company-operated.

2019 Outlook
Earnings per Share
The company affirmed its reported diluted earnings per share guidance for fiscal year 2019 to be in the range of $1.38 to $1.47 and its adjusted diluted earnings per share guidance range of $1.70 to $1.75.

Comparable Sales
The company now expects comparable sales for fiscal year 2019 to be down mid-single digits.

Net Sales
The company now expects net sales growth for fiscal year 2019 to be down low-single digits.

Effective Tax Rate
The company now expects its reported fiscal year 2019 effective tax rate to be about 31%. Excluding current year adjustments to our fiscal year 2017 tax liability under TCJA for additional guidance issued by the U.S. Treasury Department and certain non-cash tax impacts related to expected restructuring charges, the company continues to expect its adjusted fiscal year 2019 effective tax rate to be about 26%.

Share Repurchases
The company continues to expect to repurchase approximately $50 million in the fourth quarter of fiscal year 2019.

Capital Expenditures
The company now expects capital spending to be approximately $835 million for fiscal year 2019, which includes about $160 million of separation-related capital spend and about $100 million of expansion costs related to a headquarters building and a buildout of its Ohio distribution center.

Real Estate
The company now expects to close about 15 company-operated stores, net of openings and repositions in fiscal year 2019. This guidance also includes about 130 closures related to the Gap brand fleet restructuring, the majority of which are expected to close in the fourth quarter of fiscal 2019. The company continues to expect store openings to be focused on Old Navy, Athleta and Gap China locations.

Webcast and Conference Call Information
Tina Romani, senior director of investor relations at Gap Inc., will host a summary of the company’s third quarter fiscal year 2019 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. Romani will be joined by Robert J. Fisher, Gap Inc. interim president and chief executive officer, and Teri List-Stoll, Gap Inc. executive vice president and chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 1359664). International callers may dial 1-323-794-2078. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: earnings per share for fiscal year 2019; comparable sales for fiscal year 2019; effective tax rate for fiscal year 2019; share repurchases per quarter through fiscal year 2019; capital expenditures for fiscal year 2019; store openings and closings, net of closures and repositions, and weighting by brand in fiscal year 2019; the anticipated benefits of the separation; net revenues in fiscal 2019; investments in marketing in the fourth quarter; restructuring related costs, including costs and other challenges related to specialty store closures, in fiscal year 2019; costs associated with preparing for and executing the separation transaction; impact of improved inventory allocations based on channel demand and localization; gross margin trends in fiscal 2019; and inventory levels in the fourth quarter of fiscal year 2019.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the risks associated with our plan to separate into two independent publicly-traded companies, including that the separation may not be completed in accordance with the expected plans or anticipated timeframe, or at all; the risk that our plan to separate into two publicly-traded companies may not achieve some or all of the anticipated benefits; the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally; the risk of failure to maintain, enhance and protect the company’s brand image; the risk of failure to attract and retain key personnel, or effectively manage succession; the risk that the company’s investments in customer, digital, and omni-channel shopping initiatives may not deliver the results the company anticipates; the risk if the company is unable to manage its inventory effectively; the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures; the risk that a failure of, or updates or changes to, the company’s information technology systems may disrupt its operations; the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing; the risk of changes in global economic conditions or consumer spending patterns; the risks to the company’s efforts to expand internationally, including its ability to operate in regions where it has less experience; the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct; the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands; the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk of foreign currency exchange rate fluctuations; the risk that comparable sales and margins will experience fluctuations; the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets; the risk that trade matters could increase the cost or reduce the supply of apparel available to the company; the risk of changes in the regulatory or administrative landscape; the risk of natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; the risk of reductions in income and cash flow from the company’s credit card arrangement related to its private label and co-branded credit cards; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 21, 2019. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, Janie and Jack, and Hill City brands. Fiscal year 2018 net sales were $16.6 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Trina Somera
(415) 427-3145
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	November 2, 2019	November 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$788	$958
Short-term investments	294	296
Merchandise inventory	2,720	2,668
Other current assets	770	792
Total current assets	4,572	4,714
Property and equipment, net	3,225	2,887
Operating lease assets	5,796	—
Other long-term assets	525	572
Total assets	$14,118	$8,173

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,241	$1,299
Accrued expenses and other current liabilities	974	1,070
Current portion of operating lease liabilities	934	—
Income taxes payable	43	24
Total current liabilities	3,192	2,393
Long-term liabilities:
Long-term debt	1,249	1,249
Long-term operating lease liabilities	5,650	—
Lease incentives and other long-term liabilities (a)	393	1,091
Total long-term liabilities	7,292	2,340
Total stockholders' equity	3,634	3,440
Total liabilities and stockholders' equity	$14,118	$8,173
__________

(a)	Beginning in fiscal 2019, lease incentives and other long-term liabilities no longer reflects lease incentives due to the adoption of the new lease accounting standard.

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net sales	$3,998	$4,089	$11,709	$11,957
Cost of goods sold and occupancy expenses	2,439	2,466	7,250	7,280
Gross profit	1,559	1,623	4,459	4,677
Operating expenses	1,338	1,260	3,640	3,687
Operating income	221	363	819	990
Interest, net	12	13	37	33
Income before income taxes	209	350	782	957
Income taxes	69	84	247	230
Net income	$140	$266	$535	$727
Weighted-average number of shares - basic	375	384	377	387
Weighted-average number of shares - diluted	376	387	379	390
Earnings per share - basic	$0.37	$0.69	$1.42	$1.88
Earnings per share - diluted	$0.37	$0.69	$1.41	$1.86
Cash dividends declared and paid per share	$0.2425	$0.2425	$0.7275	$0.7275

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	November 2, 2019 (b)	November 3, 2018 (b)
Cash flows from operating activities:
Net income	$535	$727
Depreciation and amortization (a)	417	380
Gain on sale of building	(191)	—
Change in merchandise inventory	(559)	(696)
Other, net	326	156
Net cash provided by operating activities	528	567
Cash flows from investing activities:
Purchases of property and equipment	(523)	(510)
Purchase of building	(343)	—
Purchases of short-term investments	(235)	(408)
Proceeds from sales and maturities of short-term investments	231	112
Proceeds from sale of building	220	—
Purchase of Janie and Jack	(69)	—
Other	—	(7)
Net cash used for investing activities	(719)	(813)
Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	22	40
Withholding tax payments related to vesting of stock units	(21)	(22)
Repurchases of common stock	(150)	(300)
Cash dividends paid	(274)	(281)
Other	—	(1)
Net cash used for financing activities	(423)	(564)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	—	(13)
Net decrease in cash, cash equivalents, and restricted cash	(614)	(823)
Cash, cash equivalents, and restricted cash at beginning of period	1,420	1,799
Cash, cash equivalents, and restricted cash at end of period	$806	$976
__________

(a)
Fiscal 2018 depreciation and amortization is net of amortization of lease incentives. Beginning in fiscal 2019, amortization of lease incentives is no longer reflected due to the adoption of the new lease accounting standard.

(b)
For the thirty-nine weeks ended November 2, 2019 and November 3, 2018, total cash, cash equivalents, and restricted cash includes $18 million of restricted cash recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business and infrastructure. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	November 2, 2019	November 3, 2018
Net cash provided by operating activities	$528	$567
Less: Purchases of property and equipment (a)	(523)	(510)
Free cash flow	$5	$57
__________

(a)	Excludes purchase of building in the first quarter of fiscal 2019.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED INCOME STATEMENT METRICS FOR THE THIRD QUARTER OF FISCAL YEAR 2019

The following adjusted income statement metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impacts of separation-related costs and specialty fleet restructuring costs. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not part of our ongoing operations due to the nature of the adjustments, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

($ in millions)	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Income as a % of Net Sales	Income Taxes	Net Income	Earnings per Share - Diluted
13 Weeks Ended November 2, 2019
GAAP metrics, as reported	$1,559	39.0%	$1,338	33.5%	$221	5.5%	$69	$140	$0.37
Adjustment for:
Separation-related costs (a)	—	0.0%	(70)	(1.8)%	70	1.8%	19	51	0.14
Specialty fleet restructuring costs (b)	1	0.0%	(7)	(0.2)%	8	0.2%	—	8	0.02
Non-GAAP metrics	$1,560	39.0%	$1,261	31.5%	$299	7.5%	$88	$199	$0.53
__________

(a)	Represents the impact of costs related to the planned Old Navy spin-off transaction. These costs primarily consist of costs associated with information technology and consulting fees.

(b)	Represents the impact of costs related to previously announced plans to restructure the specialty fleet and revitalize the Gap brand. These costs primarily include lease and employee-related costs.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2019

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2019 is provided to enhance visibility into the Company's expected underlying results for the period excluding the estimated impact of specialty fleet restructuring costs and related tax, separation-related costs, a gain on the sale of a building, and the impact of an adjustment to our fiscal 2017 tax liability for additional guidance issued by the U.S. Treasury Department regarding the TCJA. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending February 1, 2020
	Low End	High End
Expected earnings per share - diluted	$1.38	$1.47
Add: Estimated impact of specialty fleet restructuring costs (a)	0.14	0.14
Add: Estimated incremental tax on restructuring costs (b)	0.03	0.03
Add: Estimated impact of separation-related costs (c)	0.44	0.40
Less: Gain on sale of building (d)	(0.37)	(0.37)
Add: U.S. Federal tax reform adjustment (e)	0.08	0.08
Expected adjusted earnings per share - diluted	$1.70	$1.75
__________

(a)
Represents the estimated earnings per share impact of estimated costs related to previously announced plans to restructure the specialty fleet and revitalize Gap brand, calculated net of tax at the expected adjusted effective tax rate.

(b)	Represents certain non-cash tax impacts related to expected restructuring charges discussed above.

(c)	Represents the estimated earnings per share impact of estimated costs associated with the planned Old Navy spin-off transaction, calculated net of tax at the expected adjusted effective tax rate.

(d)	The estimated earnings per share impact of the gain on the sale of a building in the first quarter of fiscal 2019, calculated net of tax at the expected adjusted effective tax rate.

(e)	Represents the impact of an adjustment to our fiscal 2017 tax liability for additional guidance issued by the U.S. Treasury Department regarding the TCJA.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s third quarter net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (2)	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended November 2, 2019
U.S. (1)	$1,769	$689	$532	$274	$3,264	82%
Canada	151	97	55	1	304	8%
Europe	—	128	3	—	131	3%
Asia	9	220	21	—	250	6%
Other regions	18	24	7	—	49	1%
Total	$1,947	$1,158	$618	$275	$3,998	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended November 3, 2018
U.S. (1)	$1,769	$738	$510	$257	$3,274	80%
Canada	152	104	59	1	316	8%
Europe	—	145	4	—	149	4%
Asia	13	266	21	—	300	7%
Other regions	13	30	7	—	50	1%
Total	$1,947	$1,283	$601	$258	$4,089	100%
__________

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Beginning on March 4, 2019, Banana Republic Global includes net sales for the Janie and Jack brand.

(3)	Primarily consists of net sales for the Athleta, Intermix and Hill City brands, as well as a portion of income related to our credit card agreement.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	February 2, 2019	39 Weeks Ended November 2, 2019		November 2, 2019
	Store Locations	Store Locations Opened	Store Locations Closed	Store Locations	Square Feet (millions)

Old Navy North America	1,139	60	2	1,197	19.4
Old Navy Asia	15	4	1	18	0.2
Gap North America	758	3	34	727	7.5
Gap Asia	332	46	27	351	3.2
Gap Europe	152	3	12	143	1.2
Banana Republic North America	556	8	10	554	4.7
Banana Republic Asia	45	4	2	47	0.2
Athleta North America	161	24	—	185	0.8
Intermix North America	36	—	1	35	0.1
Janie and Jack North America (1)	—	—	—	139	0.2
Company-operated stores total	3,194	152	89	3,396	37.5
Franchise	472	94	24	542	N/A
Total	3,666	246	113	3,938	37.5
__________

(1)
On March 4, 2019, we acquired select assets of Gymboree, Inc. related to Janie and Jack. The 140 stores acquired were not included as store openings for fiscal 2019; however, they are included in the ending number of store locations as of November 2, 2019, net of one closure that occurred in the third quarter of fiscal 2019.